 EXHIBIT 1.0

PURCHASE AND SALE AGREEMENT

between

American Capital Strategies, Ltd.

and

American Capital Equity I, LLC

Dated as of October 1, 2006

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of October 1, 2006 (this "Agreement"), is entered into by and between American Capital Equity I, LLC, a Delaware limited liability company ("Buyer") and American Capital Strategies, Ltd., a Delaware corporation ("Seller"). All capitalized terms used herein shall have the meanings ascribed to such terms in Article X or as otherwise defined.

W I T N E S S E T H:

WHEREAS, as of June 30, 2006 (the "Valuation Date"), Seller owned all the Equity Securities identified as June 30 Equity Securities on Schedule 2.5(a) (the "June 30 Equity Securities");

WHEREAS, since the Valuation Date, Seller has acquired the Equity Securities identified as Post June 30 Equity Securities on Schedule 2.5(a), in each case for cash or other good and valuable consideration (the "Post June 30 Equity Securities");

WHEREAS, since the Valuation Date, Seller has acquired the Equity Securities identified as an Applicable PIK Security on Schedule 2.5(a) by means of a dividend or other similar distribution on one of the June 30 Equity Securities or Post June 30 Equity Securities, as the case may be (the "Applicable PIK Securities" and, together with the June 30 Equity Securities and the Post June 30 Equity Securities, the "Applicable Equity Securities");

WHEREAS, since the Valuation Date, Seller has sold, redeemed or otherwise disposed of the Applicable Equity Securities identified as Subsequently Sold Securities on Schedule 2.5(e) (the "Subsequently Sold Securities");

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller the Applicable Percentage of each Applicable Equity Security, other than the Subsequently Sold Securities (all such Applicable Equity Securities to be sold and purchased hereunder, the "Transferred Securities"); and

WHEREAS, certain members of Buyer have agreed to covenants contained in Section 3.1 of Buyer's Operating Agreement, dated as of the date hereof (as such agreement may be amended for time to time, the "Operating Agreement").

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, as follows:

ARTICLE I
SALE AND PURCHASE

Section 1.1 Sale of Transferred Securities. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall acquire and accept from Seller, all of Seller's right, title and interest in and to the Transferred Securities.

Section 1.2 Purchase Price. The purchase price for the Transferred Securities (as the same may be adjusted pursuant to Section 1.4, the "Aggregate Purchase Price") shall be an amount equal to (a) the aggregate amount represented by the Applicable Percentage of the Stated Value of each Applicable Equity Security (including, for the avoidance of doubt, the Applicable Percentage of each Subsequently Sold Security); minus (b) the aggregate amount of the Applicable Percentage of all dividends, distributions or other payments (other than those referred to in subclause (b)(ii) below) made to Seller or any of its Affiliates since the Valuation Date in respect of each such Applicable Equity Security, other than (i) any such dividends or distributions constituting Applicable PIK Securities; and (ii) any distribution or payment of any kind constituting a fee (regardless of whether such fee is structured as a monitoring fee, transaction fee, or otherwise) or reimbursement of expenses, including any such distributions or payments made with respect to any debt securities or other indebtedness owned by Seller or any of its Affiliates in any Portfolio Company or subsidiary of any Portfolio Company. The Aggregate Purchase Price is subject to adjustment pursuant to Section 1.4.

Section 1.3 Closings.

(a) Date and Time of Closings. The closing of the sale and purchase of the Transferred Securities shall take place on two separate occasions. The initial closing (the "First Closing") shall take place following the satisfaction or waiver by Buyer or Seller, as applicable, of all the conditions precedent set forth in Sections 7.1, 7.2 and 7.3 (other than any such conditions which by their terms are to be satisfied only at the First Closing, but subject to the satisfaction of such conditions), provided that the First Closing shall not occur prior to the date that is 10 Business Days from the date hereof (the "First Closing Date"). The second closing (the "Second Closing") shall take place following the satisfaction or waiver by Buyer or Seller, as applicable, of all the conditions precedent set forth in Sections 7.1, 7.4 and 7.5 (other than any such conditions which by their terms are to be satisfied only at the Second Closing, but subject to the satisfaction of such conditions), provided that the Second Closing shall not occur prior to the date that is 10 Business Days after the Second Closing Trigger Date (the date on which such Second Closing occurs is referred to herein as the "Second Closing Date"). The First Closing and the Second Closing shall each take place at the offices of Seller, 2 Bethesda Metro Center, Bethesda, Maryland, at 10:00 a.m. Eastern Standard Time (or at such other place and other time as may be mutually agreeable to the parties hereto).

(b) Deliveries of Seller.

(i) At the First Closing, Seller shall deliver to Buyer, against payment by Buyer to Seller of an amount equal to sixty percent (60%) of the Aggregate Purchase Price (the "First Closing Purchase Price"), all of the documents, certificates and instruments required to be delivered or caused to be delivered by Seller pursuant to Section 8.1 hereof.

(ii) At the Second Closing, Seller shall deliver to Buyer, against payment by Buyer to Seller of an amount equal to forty percent (40%) of the Aggregate Purchase Price (the "Second Closing Purchase Price"), all of the documents, certificates and instruments required to be delivered or caused to be delivered by Seller pursuant to Section 8.2 hereof.

(c) Deliveries of Buyer.

(i) At the First Closing, Buyer shall deliver an amount equal to the First Closing Purchase Price to Seller, against delivery of the certificates, instruments of assignment and other documents representing the First Closing Securities (as hereinafter defined), in each case in the manner required under Article VIII, by wire transfer of immediately available funds to the account previously designated by Seller for such purpose.

(ii) At the Second Closing, Buyer shall deliver an amount equal to the Second Closing Purchase Price to Seller, against delivery of the certificates, instruments of assignment and other documents representing the Second Closing Securities (as hereinafter defined), in each case fully endorsed for transfer to Buyer, by wire transfer of immediately available funds to the account previously designated by Seller for such purpose.

Section 1.4 Purchase Price Adjustment.

(a) Reduction. From and after the date hereof, the Aggregate Purchase Price shall be reduced from time to time by an amount equal to thirty percent (30%) of all amounts (including earn-out payments and distributions of escrowed funds) received by Seller or any of its Affiliates from any third party, whether before or after the Valuation Date, in connection with or otherwise relating to the sale, redemption or other transfer of any Subsequently Sold Securities, excluding any transfer constituting payment of a fee (regardless of whether such fee is structured as a monitoring fee, transaction fee, or otherwise) or reimbursement of expenses, and all amounts received by Seller or any of its Affiliates with respect to any debt securities or other indebtedness owned by Seller or any of its Affiliates in any Portfolio Company or any subsidiary of a Portfolio Company.

(b) Increase. From and after the date hereof, the Aggregate Purchase Price shall be increased from time to time by an amount equal to thirty percent (30%) of any payments made by Seller after the Valuation Date to (i) any third-party service provider (e.g. law firm, investment bank, etc.) with respect to any Portfolio Company (including any Portfolio Company that was divested by the Seller after the Valuation Date) and (ii) without duplication of any amounts included in clause (i), the purchaser of any Subsequently Sold Securities issued by any Portfolio Company provided that, in each case, any such increase shall relate only to any such payments made by Seller with respect to obligations relating specifically to such Subsequently Sold Securities and not obligations arising out of or relating to any other securities of any kind of such Portfolio Company previously sold by Seller.

(c) Notice and Payment. Seller shall promptly notify Buyer of any required adjustment to the Aggregate Purchase Price pursuant to this Section 1.4 (and in any event within 10 Business Days of the distribution or payment giving rise to such adjustment) and provide Buyer with reasonable supporting documentation of such Aggregate Purchase Price adjustment. Seller shall promptly pay Buyer, in the case of an Aggregate Purchase Price reduction pursuant to Section 1.4(a), or Buyer shall promptly pay Seller, in the case of an Aggregate Purchase Price increase pursuant to Section 1.4(b), in each case within 10 Business Days of the notice contemplated by the first sentence of this Section 1.4(c) (or, if earlier, at the Closing). Any required payments under this Section 1.4 shall be made by wire transfer of immediately available funds to the account designated by the party receiving such payment.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer (i) as of the date hereof, (ii) with respect to the representations and warranties set forth in Sections 2.1, 2.2 and 2.10 and representations and warranties made with respect to each Portfolio Company issuer of First Closing Securities, as of the First Closing Date and (iii) with respect to the representations and warranties set forth in Sections 2.1, 2.2 and 2.10 and representations and warranties made with respect to each Portfolio Company issuer of Second Closing Securities, as of the Second Closing Date, as follows:

Section 2.1 Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all material requisite corporate power and authority to carry on its business as now conducted except as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Seller Material Adverse Effect.

Section 2.2 Authority and Enforceability. Seller has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to transfer the Transferred Securities and to otherwise consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including, if necessary, stockholder approval) on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 2.3 Non-Contravention.

(a) Except as set forth on Schedule 2.3, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of Seller, (ii) conflict with or result in a material violation or breach of any provision of any material applicable Law, (iii) require any material license, consent, clearance, authorization, permit, qualification, waiver, order or approval of, or filing with or notice to any Governmental Authority under any provision of Law applicable to Seller or any of its Affiliates (including without limitation filings required under the HSR Act) required to be obtained as of the Closing other than any which already have been obtained or (iv) result in the creation or imposition of any Lien on any of the Transferred Securities; it being understood and agreed that this representation and warranty in this sub-clause (iv) shall not be deemed to be breached if, following the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, any Transferred Security is subject to any Permitted Lien, the existence of which does not violate the representation and warranty of Seller in Section 2.4(c).

(b) For purposes of clarification, except as set forth in Sections 2.3(a), 2.4, and 4.3(a) no representation or warranty (whether express or implied) is being made herein, whether or not the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby require, with respect to the Transferred Securities, any material consent, notice or approval of or other material action by any Person under any agreement or other instrument to which Seller is a party, or by which Seller or its properties or assets may be bound.

Section 2.4 Title; Capitalization.

(a) Except as set forth on Schedule 2.4(a), all of the Transferred Securities were duly authorized, validly issued, fully paid and, to the extent applicable, non-assessable and are owned beneficially and of record by Seller free and clear of any Lien, other than Permitted Liens. The delivery to Buyer of the Transferred Securities pursuant to this Agreement will transfer to Buyer good, valid and marketable title to the Transferred Securities, free and clear of any and all Liens, except for Permitted Liens.

(b) Schedule 2.4(b) sets forth (i) with respect to each June 30 Equity Security, a complete and correct description of Seller's Diluted Ownership as of June 30, 2006 and (ii) with respect to each Post June 30 Equity Security, a complete and correct description of Seller's Diluted Ownership in the Portfolio Company issuer of such Post June 30 Equity Security as of the date of Seller's acquisition of such Post June 30 Equity Security.

(c) Except for rights created pursuant to this Agreement or set forth on Schedule 2.4(c), there are no preemption rights, puts, calls, options, redemption rights, tag-along rights, co-sale rights, rights of first refusal, rights of first offer, consent rights or similar rights of any kind or description with respect to any of the Transferred Securities which would be applicable or otherwise become exercisable in connection with the sale of the Transferred Securities to Buyer in the manner contemplated by this Agreement (it being understood that no representation or warranty is being made under this Section 2.4(c) with respect to any such provisions that are not applicable to a sale by Seller to Buyer of the Transferred Securities in a manner contemplated by this Agreement because of an applicable exception or exemption to such provision, even if such exception or exemption is not or may not be applicable to a subsequent sale by Buyer of any Transferred Securities to a third party).

Section 2.5 Valuation and Other Characteristics of the Applicable Equity Securities and Transferred Securities.

(a) The Transferred Securities represent the Applicable Percentage of all Equity Securities in each Portfolio Company as specified on Schedule 2.5(a), owned by Seller on or at any time subsequent to the Valuation Date, other than the Subsequently Sold Securities.

(b) With respect to each June 30 Equity Security, the valuation reflected in the Stated Value of such June 30 Equity Security, as specified on Schedule 2.5(a), was derived by Seller in all material respects in accordance with the standard valuation policies, practices and methodologies of Seller, consistent with past practices.

(c) With respect to each Post June 30 Equity Security, the valuation reflected in the Stated Value of such Post June 30 Equity Security as specified on Schedule 2.5(a), represents the aggregate amount and form of consideration paid by Seller in respect therefor.

(d) Schedule 2.5(d) sets forth a true, accurate and complete list of all dividends, distributions or other payments made to Seller since the Valuation Date in respect of any of the Applicable Equity Securities, other than any distributions or payments constituting a fee (regardless of whether such fee is structured as a monitoring fee, transaction fee, or otherwise) or reimbursement of expenses, including any such distributions or payments constituting a fee made with respect to any debt securities or other indebtedness owned by Seller or any of its Affiliates in any Portfolio Company or any subsidiary of a Portfolio Company.

(e) Schedule 2.5(e) sets forth a true, accurate and complete list of all Applicable Equity Securities that have been sold, redeemed or otherwise disposed of since the Valuation Date, together with all amounts received or payable to Seller or any of its Affiliates with respect to such sales, redemptions or other dispositions.

Section 2.6 Future Investment Obligations. Except as set forth on Schedule 2.6, upon consummation of the sale of the Transferred Securities to Buyer, Buyer will have no obligation, directly or indirectly, to (a) make any additional capital contributions of any kind or description to any Portfolio Company or to purchase any securities of any kind or description of any Portfolio Company, or (b) make any loans of any kind or description to any Portfolio Company or otherwise provide any financial assistance or support of any kind to any Portfolio Company, other than, in each case, (i) any contractual obligations entered into by Buyer subsequent to September 29, 2006, in accordance with the terms of the Operating Agreement and (ii) pursuant to Section 1.4 hereof.

Section 2.7 Compliance with Laws. Except as set forth on Schedule 2.7, or as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Seller Material Adverse Effect, Seller is in compliance, in all material respects, with all applicable Laws, and, to the Knowledge of Seller, is not and has not been charged or under formal investigation with respect to any material violation of any applicable Laws.

Section 2.8 Litigation. Except as disclosed in the SEC Documents, there is no Litigation (a) that is required to be disclosed in such SEC Documents in accordance with the applicable rules and regulations of the SEC that is not so disclosed or (b) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 2.9 Accuracy of SEC Filings; Financial Statements.

(a) Except as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Seller Material Adverse Effect, each of the audited and unaudited financial statements (including any related notes) included in all reports, schedules, forms, statements and other documents required to be filed by Seller with the SEC since September 30, 2003 (the "SEC Documents"), when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented in all material respects the consolidated financial position of Seller at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

(b) Without limiting the generality of the foregoing, the valuations of Seller's interests in the Portfolio Companies set forth in the audited and unaudited financial statements (including any related notes) included in the SEC Documents, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
WITH RESPECT TO THE PORTFOLIO COMPANIES

Seller hereby represents and warrants to Buyer as of the date hereof, as follows:

Section 3.1 Corporate Status. Each Portfolio Company (a) is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite corporate, limited liability company or other power and authority to carry on its business as now being conducted, except as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

Section 3.2 Non-Contravention. Except as set forth on Schedule 3.2, neither the execution, delivery or performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby will, after giving effect to any consents and waivers obtained by the Seller prior to the applicable Closing, (a) to the Knowledge of Seller, except as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect, conflict with or result in any violation or breach of any provision of the Organizational Documents of any Top Tier PI, (b) to the Knowledge of Seller, except as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect, conflict with or result in a violation or breach of any provision of any Law applicable to any Top Tier PI, (c) to the Knowledge of Seller, except as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect, constitute a default or event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the exercise, termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument to which a Top Tier PI is a party, or by which any Top Tier PI or its properties or assets may be bound, or (d) result in the creation or imposition of any Lien on any of the Transferred Securities; it being understood and agreed that this representation and warranty in this sub-clause (d) shall not be deemed to be breached if, following the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, any Transferred Security is subject to any Permitted Lien, the existence of which does not violate the representation and warranty of Seller in Section 2.4(c).

Section 3.3 Financial Statements.

(a) Except as set forth on Schedule 3.3(a), Seller has delivered to Buyer true and complete copies of, to the extent such Top Tier PI has such audited financial statements, the audited balance sheet and statement of income or operations, cash flows and retained earnings or shareholders' equity together with the report of such Top Tier PI's independent auditors thereon of each Top Tier PI for the last full fiscal year of such Top Tier PI for which such audited financial statements are available (the "Audited Financial Statements"). Each Audited Financial Statement has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and presents fairly, in all material respects, the financial position, results of operations and cash flows of the applicable Top Tier PI for the respective periods indicated, except as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.3(b), to the extent a Top Tier PI does not have audited financial statements, Seller has delivered to Buyer true and complete copies of unaudited balance sheet and statements of income or operations, cash flows and retained earnings or shareholders' equity financial statements for the last full fiscal year of such Top Tier PI for which such unaudited financial statements are available (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). To the Knowledge of Seller, each Unaudited Financial Statement presents fairly, in all material respects, the financial position, results of operations and cash flows of the applicable Top Tier PI for the respective periods indicated, except as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

Section 3.4 Litigation. With respect to each Top Tier PI, except as set forth on Schedule 3.4, to the Knowledge of Seller, (a) there is no Litigation pending or threatened against or affecting such Top Tier PI, or any of its properties or assets, and (b) there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting any such Top Tier PI or any of its properties or assets, which, if adversely determined or enforced, would not and would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

Section 3.5 Compliance with Laws. Except as set forth on Schedule 3.5, or as does not and would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect, to the Knowledge of Seller, each Top Tier PI is in compliance with all applicable Laws, and is not and has not been charged or under formal investigation with respect to any violation of any such applicable Laws.

Section 3.6 Tax Matters. Except as set forth on Schedule 3.6, to the Knowledge of Seller:

(a) Tax Status of Portfolio Companies. Except for those Portfolio Companies indicated with an asterisk on Schedule 2.5(a), each Portfolio Company is classified as an association taxable as a corporation for U.S. federal income tax purposes.

(b) PFIC. No Portfolio Company was for its 2005 taxable year (or is expected by Seller to be for its current taxable year) treated as a "passive foreign investment company" within the meaning of section 1297 of the Code.

(c) Reportable Transactions. No Portfolio Company has participated within the meaning of section 1.6011-4(c) of the Treasury Regulations in any "listed transaction" within the meaning of section 6707A(c) of the Code and the Treasury Regulations promulgated under section 6011 of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
WITH RESPECT TO BUYER

Seller hereby represents and warrants to Buyer (i) as of the date hereof, (ii) with respect to the representations and warranties set forth in Sections 4.1, 4.2 and any representations and warranties related to the First Closing Securities, as of the First Closing Date and (iii) with respect to the representations and warranties set forth in Sections 4.1, 4.2 and any representations and warranties related to the Second Closing Securities, as of the Second Closing Date, as follows:

Section 4.1 Corporate Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a newly formed limited liability company and, except for Buyer's organization and capitalization and actions in connection with this Agreement and the transactions to be consummated hereunder, Buyer has not engaged in any operations.

Section 4.2 Authority. Buyer has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or other action (including, if necessary, member approval) on the part of Buyer.

Section 4.3 Non-Contravention.

(a) The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of Buyer, (ii) conflict with or result in a material violation or breach of any provision of any material applicable Law, (iii) require any material license, consent, clearance, authorization, permit, qualification, waiver, order or approval of, or filing with or notice to any Governmental Authority or other Person under any provision of Law or contract applicable to Buyer or any of its Affiliates (including without limitation filings required under the HSR Act), (iv) require any consent, notice or approval of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the exercise, termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument to which Buyer is a party, or by which Buyer or its properties or assets may be bound, or (v) result in the creation or imposition of any Lien on the Transferred Securities other than any which already have been obtained as of the Closing; it being understood and agreed that this representation and warranty in this sub-clause (v) shall not be deemed to be breached if, following the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, any Transferred Security is subject to any Permitted Lien, the existence of which does not violate the representation and warranty of Seller in Section 2.4(c).

(b) For purposes of clarification, except as set forth in Sections 2.3(a), 2.4 and 4.3(a) above, no representation or warranty (whether express or implied) is being made herein, whether or not the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require, with respect to the Transferred Securities, any material consent, notice or approval of or other material action by any Person under any agreement or other instrument to which Buyer is a party, or by which Buyer or its properties or assets may be bound.

ARTICLE V
CERTAIN COVENANTS

Section 5.1 Confidentiality.

(a) Buyer shall continue to comply with the provisions of the letter agreements dated as of May 2006, August 25, 2006 and ____________ between Seller and certain Affiliates of members of Buyer (the "Confidentiality Agreement").

(b) The foregoing shall not limit the disclosure of the tax treatment or tax structure of any transaction contemplated by this Agreement. As used in this Section 5.1, the term "tax treatment" refers to the purported or claimed U.S. federal income tax treatment and the term "tax structure" refers to any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment, provided that, for the avoidance of doubt, (i) except to the extent otherwise established in published guidance by the IRS, tax treatment and tax structure shall not include the name of or contact information for, or any other similar identifying information regarding Seller or Buyer (including the names of any employees or Affiliates thereof) and (ii) nothing in this Section 5.1 shall limit the ability of Seller or Buyer or any of their respective Affiliates to make any disclosure to its tax advisors or to the IRS or any taxing authority.

Section 5.2 Public Announcements. Seller shall not issue or cause the issuance of any press release or public announcement, which describes any aspect of any member of Buyer other than such member's status as a member of Buyer and the material terms of the transactions contemplated hereunder, without the prior written consent of the applicable member; except where such disclosure is required by applicable Law. Notwithstanding the foregoing, for the avoidance of doubt, prior to issuing any press release or public announcement containing any information relating to any such member, other than such member's status as a member of Buyer or the material terms of the transactions contemplated hereunder, Seller will consult with the applicable member of Buyer and such member shall be provided a reasonable opportunity to review and comment on such press release or public announcement.

Section 5.3 Further Assurances.

(a) Seller shall, at any time and from time to time on and after the Second Closing Date, upon the reasonable request of Buyer and without further consideration, use its commercially reasonable steps to take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be reasonably required for the conveying, transferring, assigning and delivering of the Transferred Securities to Buyer.

(b) To the extent that any legal, record, beneficial or other ownership interest in any Transferred Security is not transferred to Buyer on the Second Closing Date (the "Retained Security"), Seller shall use its commercially reasonable efforts to (i) cause such interest in such Retained Security to be transferred to Buyer promptly after the Second Closing, (ii) provide or cause to be provided to Buyer, and cooperate in any arrangement, reasonable and lawful as to both Seller and Buyer, designed to provide to Buyer, all of the same rights and benefits that Buyer would have had in such Retained Security had such legal, record, beneficial or other ownership interest been transferred to Buyer on the Second Closing Date and (iii) enforce, for the account of Buyer, any rights arising from any such Retained Security, including all rights to indemnification, after consulting with and upon the advice of Buyer. Seller shall not vote any Retained Security unless it receives written direction from Buyer with respect thereto and, without the prior written consent of Buyer, shall not lend or pledge or otherwise dispose of such Retained Security. Seller shall be responsible for all expenses incurred by Seller in connection with the foregoing and shall indemnify and hold Buyer, its beneficial owners and Affiliates harmless from (A) any and all Losses of Buyer or any of its beneficial owners or Affiliates that would not have been incurred but for the failure to transfer any legal, record, beneficial or other ownership interest in any Retained Security to Buyer on the Second Closing Date, provided that Seller shall not be required to indemnify and hold Buyer, its beneficial owners or Affiliates harmless for any Losses arising from any action undertaken by Seller at the direction of Members (as such term is defined in the Operating Agreement) representing, at least a majority of the aggregate Commitments (as such term is defined in the Operating Agreement) (the "Requisite Members") and, further provided, that notwithstanding the foregoing, for the avoidance of doubt, Seller shall not be liable to Buyer for any Losses that result with respect to any investment decision made by Seller with respect to any such Retained Security for which Seller holds on account of Buyer (other than any Losses suffered by Buyer as the result of Seller's gross negligence or willful malfeasance in connection with any such investment decision with respect to such Retained Security) and (B) any and all Taxes of Buyer or any of its beneficial owners or Affiliates that would not have been incurred (including, without limitation, all incremental Taxes resulting from any income or gain on or in respect of such Retained Securities being treated as ordinary income instead of capital gain, which capital gain treatment would have been available), but for the failure to transfer such legal, record, beneficial or other ownership interest in such Retained Security to Buyer on the Second Closing Date. Buyer and Seller agree that except as otherwise required by Law, Seller shall act as Buyer's nominee with respect to any Retained Security for all purposes until all legal, record, beneficial and other ownership interests in such Retained Security are transferred to Buyer and that, except as required by applicable Law, Buyer and Seller will treat Buyer as owner of Retained Securities for U.S., federal, state and local income tax purposes.

(c) For the avoidance of doubt, in the event Buyer elects to waive any condition to the Second Closing, including the twenty percent (20%) of Stated Value condition set forth in Section 8.2, upon payment of the Second Closing Purchase Price in connection with the Second Closing, any Transferred Security that has not been transferred to Buyer prior to or at the Second Closing shall be deemed a "Retained Security" and the provisions set forth in sub-clause (b) hereof shall apply with full force and effect to all such Retained Securities.

Section 5.4 Acknowledgement and Disclaimer.

(a) Buyer has conducted its own independent evaluation and made its own analysis as it has deemed necessary, prudent or advisable based on the information made available to it by Seller in order for it to make its own determination and decision to acquire the Transferred Securities, to enter into this Agreement and consummate the transactions contemplated hereby. Buyer understands and agrees that except as specifically set forth in this Agreement, Seller is not making any contractual representations or warranties with respect to itself, Buyer, the Transferred Securities, the Portfolio Companies, the Retained Securities or the transactions contemplated hereby.

(b) It is understood by Buyer that, except as set forth in Section 2.5 hereof, and subject to the exception set forth in the last sentence of this Section 5.4(b) any financial estimates or projections contained or referred to in this Agreement, Seller's quarterly valuation reports or any other document which otherwise has been prepared by Seller and made available to Buyer or its agents, are not and shall not be deemed to be representations or warranties of Seller, any of its Affiliates, or any of their respective agents and representatives, except to the extent such estimates and projections were not prepared in good faith based on assumptions believed to be reasonable. Buyer further acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates and projections, and that Buyer shall have no claim against anyone with respect thereto, except to the extent such estimates and projections were not prepared in good faith based on assumptions believed to be reasonable.

Section 5.5 Affiliate Transactions. Prior to the First Closing, Seller will prepare and deliver to Buyer a schedule, substantially in the form attached hereto as Schedules 5.5 (a), (b) and (c), which shall contain all advisory, management, consulting, agency and other similar arrangements or similar agreements, between any Portfolio Company or any subsidiary of a Portfolio Company, on the one hand, and Seller or any controlled Affiliate of Seller, on the other hand, including, for the avoidance of doubt, a true and complete list of all transaction fees, exit fees, management fees and prepayment premiums and similar payments associated with any Equity Securities, debt securities or indebtedness of any Portfolio Company or any subsidiary of a Portfolio Company to which any Portfolio Company or any subsidiary of any Portfolio Company, as the case may be, makes or may be obligated to make any payment to Seller or any of its Affiliates, and that (a) were entered into since the date of acquisition by Seller or any of its Affiliates of any of the Applicable Equity Securities of such Portfolio Company or subsidiary of such Portfolio Company and (b) are currently pending or in effect, provided, that to the extent of any deviation between the information set forth on the face of Schedule 5.5 with respect to any prepayment premiums associated with any such debt securities or other indebtedness, on the one hand, and the information set forth with respect to such prepayment premiums in any definitive agreement governing such prepayment premiums and delivered to Buyer by Seller in accordance with this Section 5.5, on the other hand, the information set forth in any such definitive agreement will be deemed to be the information on the face of Schedule 5.5 (a) through (c) with respect thereto.

Section 5.6 Amendments and Supplements to Certain Schedules. With respect to each Portfolio Company, Seller shall supplement or amend Schedules 2.4(c), 2.5(a), 2.5(d) and 2.5(e), as the case may be, describing such Portfolio Company to reflect the occurrence of any follow-on investment, recapitalization, reclassification, dividend, restructuring or similar event first occurring or otherwise arising solely after September 30, 2006 and on or prior to (i) the First Closing with respect to the First Closing Securities and (ii) the Second Closing with respect to all Transferred Securities other than First Closing Securities, in each case to the extent that the same would cause the information set forth in such Schedule(s) to be otherwise incorrect as of the First Closing Date or the Second Closing Date, as the case may be. Upon Seller's delivery of a copy of any such amendment or supplement to Buyer, such Schedule(s), and the corresponding representations and warranties, shall be deemed, for all purposes of testing the accuracy of such representation and warranty as of the First Closing Date or the Second Closing Date, as the case may be (but not, for the avoidance of doubt, for purposes of testing the accuracy thereof as of the date hereof), to be amended and supplemented as described in the corresponding amendment or supplement, provided, that any such proposed alteration of Schedule 2.4(c) reflecting the creation of any Lien on any First Closing Security or Second Closing Security, as the case may be, shall be deemed to amend such Schedule only to the extent Seller agrees to such creation of such Lien in the ordinary course of business consistent with past practice.

ARTICLE VI
TAX MATTERS

Section 6.1 Transfer Taxes. All Transfer Taxes shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due. Subject to Buyer's review and consent, which consent shall not be unreasonably withheld, Seller will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.2 Purchase Price Allocation. Other than as required by Law, the Aggregate Purchase Price (as adjusted pursuant to Section 1.4) shall be allocated among each Transferred Security for Tax and other purposes in a manner consistent with Section 1.2, taking into account any indemnity payment made pursuant to Article IX that is directly allocable to such Transferred Security, and the amount of the Aggregate Purchase Price allocated to each Transferred Security shall be further allocated among such Transferred Security and the Applicable PIK Securities received in connection with such Transferred Security pro rata in accordance with their relative fair market value as of the Closing Date.

Section 6.3 PFIC. If any Portfolio Company is a passive foreign investment company within the meaning of section 1297 of the Code and if requested by Buyer, Seller shall use its commercially reasonable efforts to cooperate with Buyer's efforts to cause such Portfolio Company to provide the necessary information to Buyer to enable Buyer or its beneficial owners to make a "qualified electing fund" election under section 1295 of the Code with respect to such Portfolio Company and to comply with all reporting requirements relating to such election.

ARTICLE VII
CONDITIONS TO CLOSE

Section 7.1 Condition to Buyer's and Seller's Obligations to Effect the First Closing and the Second Closing. The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or written waiver by Buyer and Seller) at or prior to the First Closing of the following condition:

(a)        No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

Section 7.2 Condition to Seller's Obligation to Effect the First Closing. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or written waiver by Seller) at or prior to the First Closing of the following condition:

(a) Buyer shall have delivered the First Closing Purchase Price to Seller.

Section 7.3 Conditions to Buyer's Obligation to Effect the First Closing. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or written waiver by Buyer) at or prior to the First Closing of the following conditions:

(a) Seller shall have performed its agreements and obligations contained in this Agreement required to be performed by it at or before the First Closing. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date (except for those representations and warranties that address matters as of a particular date, which need to be only true and correct in all material respects as of such date). Buyer shall receive a certificate, dated as of the First Closing Date and signed by an authorized officer of Seller, certifying as to the fulfillment of the foregoing.

(b) Seller shall have delivered to Buyer all of the items required by Section 8.1.

Section 7.4 Condition to Seller's Obligation to Effect the Second Closing. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or written waiver by Seller) at or prior to the Second Closing of the following condition:

(a) Buyer shall have delivered the Second Closing Purchase Price to Seller.

Section 7.5 Conditions to Buyer's Obligation to Effect the Second Closing. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or written waiver by Buyer) at or prior to the Second Closing of the following conditions:

(a) Seller shall have performed its agreements and obligations contained in this Agreement required to be performed by it at or before the Second Closing. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing Date (except for those representations and warranties that address matters as of a particular date, which need to be only true and correct in all material respects as of such date). Buyer shall receive a certificate, dated as of the Second Closing Date and signed by an authorized officer of Seller, certifying as to the fulfillment of the foregoing.

(b) Seller shall have delivered to Buyer all of the items required by Section 8.2.

ARTICLE VIII
CLOSING DATE DELIVERIES

Section 8.1 Documents to be Delivered by Seller at the First Closing. At the First Closing, Seller shall deliver to Buyer the following with respect to Transferred Securities with an aggregate Stated Value equal to no less than sixty percent (60%) of the aggregate Stated Value of the Transferred Securities (collectively, the "First Closing Securities"):

(a) Instruments of Transfer:

(i) with respect to any First Closing Security that is in the form of shares of capital stock (or any warrants or options to acquire the same), Seller shall deliver to Buyer (A) one or more certificates representing such First Closing Securities (or such warrants or options to acquire the same) registered in the name of Buyer, or (B) such other instruments of transfer with respect to such First Closing Securities as may be reasonably acceptable to Buyer, in all cases bearing or accompanied by all requisite stock transfer stamps; together with, if applicable, such duly executed instruments of assignment and other documents (including, without limitation, all approvals required by the applicable Portfolio Company to be delivered as a condition to the transfer of the First Closing Security), as may be necessary to convey and vest in Buyer all right, title and interest in and to such First Closing Security, free and clear of any Liens, except for Permitted Liens;

(ii) with respect to any First Closing Security that is in the form of limited partner interests or units or limited liability company membership interests or units (or any warrants or options to acquire any of the foregoing), Seller shall deliver to Buyer duly executed instruments of assignment with respect to such First Closing Security (in form reasonably satisfactory to Buyer) in favor of Buyer, together with, if applicable, any other documents (including, without limitation, all approvals required by the applicable Portfolio Company to be delivered as a condition to the transfer of such First Closing Security), as may be necessary to convey and vest in Buyer all right, title and interest in and to such First Closing Security, free and clear of any Liens, except for Permitted Liens; and

(iii) with respect to any First Closing Security that is not of a type referenced in clause (i) or (ii) above, Seller shall deliver to Buyer duly executed instruments of assignment with respect to such Transferred Security (in form reasonably satisfactory to Buyer) in favor of Buyer, together with, if applicable, any other documents (including, without limitation, all approvals required by the applicable Portfolio Company to be delivered as a condition to the transfer of such First Closing Security), as may be necessary to convey and vest in Buyer all right, title and interest in and to such First Closing Security, free and clear of any Liens, except for Permitted Liens.

(b) FIRPTA Certificate. A statement, meeting the requirements of section 1.1445-2(b)(2) of the Treasury Regulations, to the effect that Seller is not a "foreign person" as such term is used in such section.

(c) Corporate and Other Proceedings. A certified copy of all corporate and other proceedings of Seller, in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, which shall be reasonably satisfactory in substance and form to Buyer.

Section 8.2 Documents to be Delivered by Seller at the Second Closing. At the Second Closing, Seller shall deliver to Buyer the following with respect to Transferred Securities with an aggregate Stated Value equal to no less than twenty percent (20%) of the Stated Value of all of the Transferred Securities (the "Second Closing Securities").

(a) Instruments of Transfer:

(i) with respect to any Second Closing Security that is in the form of shares of capital stock (or any warrants or options to acquire the same), Seller shall deliver to Buyer (A) one or more certificates representing such Second Closing Securities (or such warrants or options to acquire the same) registered in the name of Buyer, or (B) other instruments of transfer with respect to such Second Closing Securities as may be reasonably acceptable to Buyer, in all cases, bearing or accompanied by all requisite stock transfer stamps; together with, if applicable, such duly executed instruments of assignment and other documents (including, without limitation, all approvals required by the applicable Portfolio Company to be delivered as a condition to the transfer of the Second Closing Security), as may be necessary to convey and vest in Buyer all right, title and interest in and to such Second Closing Security, free and clear of any Liens, except for Permitted Liens;

(ii)         with respect to any Second Closing Security that is in the form of limited partner interests or units or limited liability company membership interests or units (or any warrants or options to acquire any of the foregoing), Seller shall deliver to Buyer duly executed instruments of assignment with respect to such Second Closing Security (in form reasonably satisfactory to Buyer) in favor of Buyer, together with, if applicable, any other documents (including, without limitation, all approvals required by the applicable Portfolio Company to be delivered as a condition to the transfer of such Second Closing Security), as may be necessary to convey and vest in Buyer all right, title and interest in and to such Second Closing Security, free and clear of any Liens, except for Permitted Liens; and

(iii) with respect to any Second Closing Security that is not of a type referenced in clause (i) or (ii) above, Seller shall deliver to Buyer duly executed instruments of assignment with respect to such Second Closing Security (in form reasonably satisfactory to Buyer) in favor of Buyer, together with, if applicable, any other documents (including, without limitation, all approvals required by the applicable Portfolio Company to be delivered as a condition to the transfer of such Second Closing Security), as may be necessary to convey and vest in Buyer all right, title and interest in and to such Second Closing Security, free and clear of any Liens, except for Permitted Liens.
(b) Release of Liens. Any Lien in respect of any of the items set forth on Schedule 2.4(c) (as amended or supplement after the date hereof) shall have been waived or otherwise released or discharged to the reasonable satisfaction of Buyer.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date; provided that (a) the representations and warranties contained in Sections 2.1, 3.1 and 4.1 ("Corporate Status"), Sections 2.2 and 4.2 ("Authority and Enforceability"), Section 2.4 ("Title; Capitalization"), Section 2.5 ("Valuation and other Characteristics of the Applicable Equity Securities and Transferred Securities"), and Section 2.6 ("Future Investment Obligations") shall survive indefinitely and (b) the representations and warranties contained in Section 3.6 ("Tax Matters") shall survive until sixty (60) days after the expiration of the applicable statute of limitations. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been duly given in accordance with the terms of this Agreement to the party against whom such indemnity may be sought prior to such time.

Section 9.2 Obligation to Indemnify. Subject to the provisions of this Article IX, Seller shall defend, indemnify and hold harmless each of Buyer, its Affiliates, and their respective officers, directors, members, employees, agents, advisers and representatives (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all damage, loss, liability, and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys' and accountants' fees and expenses in connection with any Litigation and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value), whether or not involving a third party claim (collectively, "Losses"), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by Seller in or pursuant to this Agreement (without regard to any limitation as to Material Adverse Effect, Seller Material Adverse Effect or materiality contained therein) or (b) any failure of Seller to perform any covenant or agreement under this Agreement, including any failure to comply in any respect with its obligations under Sections 5.2 and 5.3. For the avoidance of doubt notwithstanding the "read-out" of materiality, Material Adverse Effect or Seller Material Adverse Effect set forth in the parenthetical in clause (a) of the immediately preceding sentence, Seller shall have no extra contractual liability of any kind or description due to the failure to list any items on any Schedule hereto in reliance on the inclusion of a materiality, Material Adverse Effect or Seller Material Adverse Effect qualification therein.

Section 9.3 Certain Limitations.

(a) The aggregate liability of Seller with respect to Losses that are the subject matter of Section 9.2(a) hereof shall in no event exceed fifty percent (50%) of the Purchase Price (the "Cap"), provided that the Cap shall not apply to any indemnification obligations on account of Losses resulting from any inaccuracy or breach of the representations and warranties set forth in Sections 2.1, 3.1 and 4.1 ("Corporate Status"), Sections 2.2 and 4.2 ("Authority and Enforceability"), Section 2.4 ("Title; Capitalization"), Section 2.5 ("Valuation and Other Characteristics of the Applicable Equity Securities and Transferred Securities") and Section 2.6 ("Future Investment Obligations").

(b) Subject to clauses (c) and (d) of this Section 9.3, Seller shall not have any indemnification obligations for Losses under Section 9.2(a) unless and until the aggregate amount of all such Losses exceed three percent (3%) of the Aggregate Purchase Price (the "General Deductible"), at which time Seller's indemnification obligations shall be effective as to all amounts in excess of the General Deductible; provided that the General Deductible shall not apply with respect to any indemnification obligations on account of Losses resulting from any inaccuracy or breach of the representations and warranties set forth in Sections 2.1, 3.1 and 4.1 ("Corporate Status"), Sections 2.2 and 4.2 ("Authority and Enforceability"), Section 2.4 ("Title; Capitalization"), Section 2.5 ("Valuation and other Characteristics of the Applicable Equity Securities and Transferred Securities"), Section 2.6 ("Future Investment Obligations") or Section 3.3 ("Financial Statements"); and provided further that any and all Losses resulting from any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.5 with respect to any Portfolio Company ("Applicable PC Specific Losses") shall not be included in the calculation of the General Deductible, and Seller shall have no indemnification obligation whatsoever under this Article IX with respect thereto, unless and until the aggregate amount of such PC Specific Losses, individually or in the aggregate, exceed the greater of (i) 3% of the Stated Value of such Portfolio Company and (ii) $100,000, in which case all such Applicable PC Specific Losses shall be applied from dollar one thereof to the calculation of the General Deductible and Seller shall have the indemnification obligations with respect thereto in accordance with the other applicable provisions of this Article IX.

(c) Seller shall not have any indemnification obligations for Losses resulting from any inaccuracy or breach of the representations and warranties set forth in Section 2.4(b) ("Capitalization Losses") unless and until the aggregate amount of such Capitalization Losses exceed three percent (3%) of the Aggregate Purchase Price (the "Capitalization Basket") at which time Seller's indemnification obligations shall be effective as to all amounts in excess of the Capitalization Basket. Notwithstanding anything in this Article IX to the contrary, any Capitalization Loss that is applied to the Capitalization Basket shall be included, in an equal amount, in the calculation of the General Deductible.

(d) Seller shall not have any indemnification obligations for Losses resulting from any inaccuracy or breach of the representations and warranties set forth in Section 3.3 ("Financial Statement Losses") unless and until the aggregate amount of such Financial Statement Losses exceed five percent (5%) of the Aggregate Purchase Price (the "Financial Statements Basket") at which time Seller's indemnification obligations shall be effective as to all amounts in excess of the Financial Statements Basket. Notwithstanding anything in this Article IX to the contrary, any Financial Statements Loss that is applied to the Financial Statements Basket shall be included, in an equal amount, in the calculation of the General Deductible.

(e) The amount of any Losses for which a Buyer Indemnitee claims indemnification under this Agreement shall be reduced by any indemnification or reimbursement payments actually received by Buyer from third parties; it being understood and agreed that Buyer shall have no obligation to pursue any such claims against any such third parties. To the extent of any indemnification payments made by Seller pursuant to this Agreement to a Buyer Indemnitee for which Buyer has a right of recovery against a third party, Seller shall be subrogated to all of Buyer's rights of recovery against such third party in respect of Seller's corresponding indemnification payment.

(f) The rights and remedies of Buyer in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of Seller and Buyer's rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of Buyer's waiver of any condition set forth in this Agreement.

(g) Seller shall not, in any event, be liable or otherwise responsible to Buyer (or any of its Affiliates) for any incidental, consequential or punitive damages or lost profits of Buyer (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, except to the extent any such Loss or Losses, as the case may be, were reasonably foreseeable, in which case Seller shall be liable to the full extent thereof, provided nothing in this Section 9.3(g) shall limit Seller's liability for any incidental, consequential or punitive damages or lost profits of Buyer arising in connection with a Third Party Claim.

Section 9.4 Third Party Claim Procedures. In the case of any Litigation asserted by a third party (a "Third Party Claim") against a party entitled to indemnification under this Agreement (an "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving, by each claimant or plaintiff to such Indemnified Party, of an irrevocable release from all liability with respect to such Third Party Claim. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party's (or its direct or indirect owners') Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, Seller and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.

Section 9.5 Treatment of Indemnity Payment. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Aggregate Purchase Price for all purposes unless otherwise required by applicable Law.

Section 9.6 Exclusive Remedies. Except for the injunctive relief specified in Section 11.11, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of Buyer for (a) any breach or inaccuracy of the representations and warranties contained in this Agreement, and (b) the breach of or failure to perform any covenant, agreement or obligation contained in this Agreement.

ARTICLE X
DEFINITIONS

Section 10.1 Certain Terms. The following terms have the respective meanings given to them below:

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

"Aggregate Purchase Price" has the meaning set forth in Section 1.2.

"Agreement" has the meaning set forth in the Preamble.

"Applicable Equity Securities" has the meaning set forth in the Recitals.

"Applicable Percentage" means, with respect to each Transferred Security (including, for the avoidance of doubt, each Subsequently Sold Security), the percentage set forth on Schedule 2.5(a) with respect to such Transferred Security under the heading entitled "Applicable Percentage".

"Applicable PC Specific Losses" has the meaning set forth in Section 9.2(b).

"Applicable PIK Securities" has the meaning set forth in the Recitals.

"Audited Financial Statements" has the meaning set forth in Section 3.3(a).

"Business Day" means any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by Law to close.

"Buyer" has the meaning set forth in the Preamble.

"Buyer Indemnitees" has the meaning set forth in Section 9.2.

"Cap" has the meaning set forth in Section 9.3(a).

"Capitalization Basket" has the meaning set forth in Section 9.3(c).

"Capitalization Losses" has the meaning set forth in Section 9.3(c).

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" has the meaning set forth in Section 5.1(a).

"Diluted Ownership" means, with respect to each Portfolio Company, the percentage of the issued and outstanding common equity securities and Equity Equivalents issued by such Portfolio Company that is owned by the Seller.

"Equity Equivalents" means, with respect to each Portfolio Company, (i) the common equity securities of such Portfolio Company that are issuable upon (1) the exercise of any option or warrant issued by such Portfolio Company that is in-the-money (provided that with respect to any such option or warrant issued to and held by a director, employee or member of such Portfolio Company's management, only to the extent that such option or warrant is vested or would vest upon a change of control of such Portfolio Company) or (2) the conversion of any convertible preferred stock issued by such Portfolio Company (regardless of whether such preferred stock is included on an as-if-converted basis in determining Seller's valuation of such Portfolio Company), (ii) any common stock appreciation rights (provided that with respect to any such stock appreciation rights issued to and held by a director, employee or member of such Portfolio Company's management, only to the extent that such stock appreciation right is vested or would vest upon a change of control of such Portfolio Company) and (iii) any phantom stock rights (provided that with respect to any such phantom stock rights issued to and held by a member of such Portfolio Company's management, only to the extent that such phantom stock right is vested or would vest upon a change of control of such Portfolio Company). For purposes of this Agreement, all determinations of whether a security or right is in-the-money were made as of June 30, 2006, except with respect to any Post June 30 Securities, in which case such determination was made as of the date of Seller's acquisition of such Post June 30 Security.

"Equity Securities" means (a) common stock, preferred stock, limited liability company interests, limited and general partnership interests, and any other form of equity interest of every kind, type and description of a Person (other than debt securities of a Person); (b) securities convertible into or exchangeable for any of the foregoing; and (c) options, warrants, and other rights to purchase or otherwise acquire from a Person any securities listed in clause (a) provided that "Equity Securities" shall not include securities or other interests consisting of warrants to acquire securities listed in clauses (a) through (c) that have been issued in connection with the simultaneous issuance of debt securities.

"Financial Statements" has the meaning set forth in Section 3.3(b).

"Financial Statements Basket" has the meaning set forth in Section 9.3(d).

"Financial Statement Losses" has the meaning set forth in Section 9.3(d).

"First Closing" has the meaning set forth in Section 1.3(a).

"First Closing Date" has the meaning set forth in Section 1.3(a).

"First Closing Purchase Price" has the meaning set forth in Section 1.3(b)(i).

"First Closing Securities" has the meaning set forth in Section 8.1.

"GAAP" has the meaning set forth in Section 2.9.

"General Deductible" has the meaning set forth in Section 9.3(b).

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Indemnified Party" has the meaning set forth in Section 9.4.

"Indemnifying Party" has the meaning set forth in Section 9.4.

"IRS" means the Internal Revenue Service.

"June 30 Equity Securities" has the meaning set forth in the Recitals.

"Knowledge" of any Person that is not an individual means the actual, conscious awareness of Malon Wilkus, Ira Wagner, John Erickson, Samuel Flax, Gordon O'Brien, Darin Winn or Brian Graff, with respect to all Portfolio Companies and Seller, in each case, after reasonable inquiry. Seller's Knowledge shall also include, with respect to a Portfolio Company, the actual conscious awareness of the Persons listed next to such Portfolio Company on Schedule 10.1 hereto, but only with respect to such Portfolio Company, and in each case, after reasonable inquiry related to such Portfolio Company.

"Laws" means applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, other applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees of general application.

"Lien" means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, right of others, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, right of first refusal, charge or other restriction or limitation of any kind.

"Litigation" means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

"Losses" has the meaning set forth in Section 9.2.

"Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that results in a material diminution in the aggregate value of all of the Transferred Securities taken as a whole of at least $19.8 million, it being understood and agreed that for purposes of analyzing whether any event, occurrence, fact, condition, change, development or effect constitutes a "Material Adverse Effect" under this definition, the parties agree that the analysis of materiality shall not be limited to either a long-term or short-term perspective.

"Operating Agreement" has the meaning set forth in Recitals.

"Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

"Permitted Liens" means, with respect to any Portfolio Company, restrictions and other limitations on the transferability of an Equity Security set forth in (a) the Organizational Documents of such Portfolio Company or (b) any other agreement to which Seller and such Portfolio Company (or Seller and one or more other stockholders of such Portfolio Company) are both parties provided, for the avoidance of doubt, any restriction or limitation that is in breach of Seller's representation and warranty in Section 2.4(c) hereof shall not constitute a Permitted Lien for any purpose of this Agreement.

"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Portfolio Company" means an issuer of an Applicable Equity Security (and its legal successor(s) if any).

"Post June 30 Equity Securities" has the meaning set forth in the Recitals.

"Requisite Members" has the meaning set forth in Section 5.3(b).

"Retained Security" has the meaning set forth in Section 5.3(b).

"SEC" means the Securities and Exchange Commission.

"SEC Documents" has the meaning set forth in Section 2.9.

"Second Closing" has the meaning set forth in Section 1.3(a).

"Second Closing Securities" has the meaning set forth in Section 8.2.

"Second Closing Completion Certificate" means a certificate of the general counsel of Seller, in form and substance reasonably satisfactory to Buyer, certifying that he is confident that at least eighty percent (80%) of the Transferred Securities have been, or are in a position to be transferred to Buyer in the manner required Sections 8.1(a) and Section 8.2(a) hereof, together with reasonable supporting documentation with respect thereto.

"Second Closing Date" has the meaning set forth in Section 1.3(a).

"Second Closing Purchase Price" has the meaning set forth in Section 1.3(b)(ii).

"Second Closing Trigger Date" means the date on which the Second Closing Completion Certificate is received by Buyer or, if earlier, the date of delivery to Seller (with a copy to Buyer) of a written notice from a majority-in-interest of Buyer's members instructing Buyer to waive delivery of the Second Closing Completion Certificate.

"Seller" has the meaning set forth in the Preamble.

"Seller Material Adverse Effect" Seller Material Adverse Effect" means a reduction in the trailing 30 trading day average per share price of Seller's stock to below Seller's net asset value (expressed as a share price) during the 30 trading days following the public disclosure by Seller of any event, occurrence, fact, condition, change, development or effect that constitutes a breach of any of the representations and warranties of Seller set forth in Article II which are qualified by Seller Material Adverse Effect, which breach, in the case of any such representation or warranty (other than the representation and warranty set forth in Section 2.9 (a) or (b)), results in or would reasonably be expected to result in a material diminution in the aggregate value of all of the Transferred Securities taken as a whole of at least $19.8 million, it being understood and agreed that for purposes of analyzing whether any event, occurrence, fact, condition, change, development or effect constitutes a "Seller Material Adverse Effect" under this definition, the parties agree that the analysis of materiality shall not be limited to either a long-term or short-term perspective.

"Stated Value" means, (a) with respect to any June 30 Equity Security, the value of such June 30 Equity Security as specified on Schedule 2.5(a) hereto and (b) with respect to any Post June 30 Equity Security, the amount paid for such Post June 30 Equity Security by Seller or its Affiliate, as specified on Schedule 2.5(a) hereto, provided that notwithstanding the foregoing or anything else in this Agreement to the contrary, for purposes of establishing the Aggregate Purchase Price under Section 1.2, the Stated Value of any Applicable PIK Security shall be deemed to equal zero.

"Subsequently Sold Securities" has the meaning set forth in the Recitals.

"Tax" means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

"Tax Return" means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

"Third Party Claim" has the meaning set forth in Section 9.4.

"Top Tier PIs" means the forty (40) Portfolio Companies (including the Subsidiaries of such Portfolio Companies) whose Applicable Equity Securities have the greatest aggregate Stated Values as specified on Seller's June 30, 2006 Valuation Reports and which are denoted with a plus (+) on Schedule 2.5(a) hereto.

"Transaction Expenses" mean $1.5 million of out-of-pocket fees and expenses incurred by Buyer, Seller or any of Seller's Affiliates in connection with the organization, funding and start-up of Buyer and the transactions contemplated by this Agreement, including, without limitation, any filing fees (including, without limitation, any HSR Act filing fees), third-party consent fees and any expenses incurred in connection with the preparation and/or filing of any documents, opinions, certificates and filings related to the transactions contemplated by this Agreement, but excluding all Transfer Taxes.

"Transfer Taxes" means all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax related to the transfer of property).

"Transferred Securities" has the meaning set forth in the Recitals.

"Treasury Regulation" means the regulations prescribed under the Code.

"Unaudited Financial Statements" has the meaning set forth in Section 3.3(b).

"Valuation Date" has the meaning set forth in the Recitals.

Section 10.2 Construction. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "party" or "parties" shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to "days" means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Buyer and Seller each acknowledge that it participated in, or had the meaningful opportunity to participate in, the negotiations and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed to be the product of meaningful individualized negotiations between Buyer and Seller and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Buyer,

American Capital Equity I, LLC
2 Bethesda Metro Center
Bethesda, MD 20814
Fax: (301) 654-6714
Telephone: (301) 951-6122
Attention: Chief Compliance Officer

with copies to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Fax: (312) 861-2200
Telephone: (312) 861-2000
Attention: Bruce I. Ettelson, P.C.
              Michael D. Belsley, Esq.

HarbourVest Partners L.P.
One Financial Center,
44th Floor
Boston, MA 02111
Fax: (617) 350-0305
Telephone: (617) 348-3707
Attention: Brett A. Gordon

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 909-6836
Telephone: (212) 909-6000
Attention: Stephen R. Hertz, Esq.
              David J. Schwartz, Esq.

if to Seller,
American Capital Strategies, Ltd.
2 Bethesda Metro Center
Bethesda, MD 20814
Fax: (301) 654-6714
Telephone: (301) 951-6122
Attention: Chief Compliance Officer

with copies to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Fax: (312) 861-2200
Telephone: (312) 861-2000
Attention: Bruce I. Ettelson, P.C.
        Michael D. Belsley, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.3 Expenses. Seller and Buyer understand and agree that Buyer shall be responsible for all reasonable legal fees and expenses of Debevoise & Plimpton LLP incurred in connection with negotiating this Agreement, the Operating Agreement, the Management Agreement by and among Seller and Buyer dated as of the date hereof (excluding, in each case any amendments hereto or thereto) and all ancillary and related agreements or other instruments or documents referred in any of the foregoing. Buyer understands and agrees that it shall be solely liable for $1.5 million of Transaction Expenses (and agrees to promptly reimburse Seller for any payments made by Seller of any such Transaction Expenses). Except as otherwise provided herein (including the preceding two sentences), all costs, fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

Section 11.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY THE STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 11.5 Jurisdiction; Venue; Service of Process. Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the District of Columbia and the federal courts of the United States of America located in Washington, D.C. solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby. Each of Buyer and Seller hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Buyer and Seller hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.

Section 11.7 Entire Agreement. This Agreement (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 11.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 11.10 No Third Party Beneficiaries. Except as provided under Article IX and Section 5.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns provided that notwithstanding the foregoing or anything else in this Agreement to the contrary, Buyer hereby acknowledges and confirms its agreement that the Requisite Members have the right as set forth in Section 12.6 of the Operating Agreement to enforce any and all rights, benefits and remedies conferred on Buyer under this Agreement to the same extent Buyer has to enforce such rights, benefits and remedies.

Section 11.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.5, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12 Waiver of Conflicts. Buyer and Seller each hereby agree that Kirkland & Ellis LLP may represent Buyer and Seller in connection with this Agreement and waive any and all present and future conflicts of interest with Kirkland & Ellis LLP regarding its involvement with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AMERICAN CAPITAL STRATEGIES, LTD.

By /s/ Samuel A. Flax
        Name: Samuel A. Flax
        Title: Executive VP and General Counsel

AMERICAN CAPITAL EQUITY I, LLC

By /s/ Samuel A. Flax
        Name: Samuel A. Flax
        Title: Vice President and Secretary